Exhibit 99.1

BIOCRYST PHARMACEUTICALS, INC.
2190 PARKWAY LAKE DRIVE
BIRMINGHAM, AL 35244
205-444-4600   205-444-4640 FAX
www.biocryst.com

Contacts:
BioCryst Pharmaceuticals, Inc.	Noonan/Russo
Michael A. Darwin	Sharon Weinstein (Investors)
Chief Financial Officer	(212) 845-4271
(205) 444-4600	Wendy Lau (Media)
(212) 845-4272

FOR IMMEDIATE RELEASE

BioCryst Presents Forodesine Clinical Data at the 6th International Symposium in Leukemia and Lymphoma in Amsterdam, Netherlands

-Oral and Intravenous Formulations Advance in Clinical Trials -

Birmingham, AL – March 21, 2005 – BioCryst Pharmaceuticals, Inc. (Nasdaq: BCRX) announced that on Saturday, March 19, Dr. Shanta Bantia presented interim clinical data from the Company’s Phase I trial using an oral formulation of forodesine hydrochloride (BCX-1777) for the treatment of patients with cutaneous T-cell lymphoma (CTCL), as well as interim clinical data from its Phase II trial using intravenous forodesine for the treatment of patients with T-cell leukemia.

 “We are very pleased with the overall safety profile demonstrated by both oral and intravenous forodesine, and we believe these two formulations have broad potential for treating patients with T-cell malignancies,” stated Dr. Bantia.  “We are especially excited that our Phase I data indicate the efficacy of once-a-day oral dosing with forodesine, because the option for oral treatment of chronic diseases like CTCL and chronic lymphocytic leukemia (CLL) offers such a significant benefit to these patients.”

About BioCryst

BioCryst Pharmaceuticals, Inc. designs, optimizes and develops novel drugs that block key enzymes involved in cancer, cardiovascular diseases, autoimmune diseases, and viral infections. BioCryst integrates the necessary disciplines of biology, crystallography, medicinal chemistry and computer modeling to effectively use structure-based drug design to discover and develop small molecule pharmaceuticals.

BioCryst’s first lead product candidate, forodesine hydrochloride (BCX-1777), a transition-state analog inhibitor of the target enzyme purine nucleoside phosphorylase (PNP), is currently in a Phase IIa trial for patients with T-cell malignancies and a Phase I trial with oral forodesine hydrochloride in cutaneous T-cell lymphoma (CTCL).  BioCryst also plans to initiate a Phase I/II trial in B-cell acute lymphoblastic leukemia during the first half of 2005. Forodesine hydrochloride has been granted Orphan Drug status by the U.S. Food and Drug Administration for three indications:  T-cell non-Hodgkin’s lymphoma, including CTCL; chronic lymphocytic leukemia (CLL) and related leukemias including prolymphocytic leukemia, adult T-cell leukemia, and hairy cell leukemia; and for treatment of acute lymphoblastic leukemia (ALL).

BioCryst’s second lead product candidate is BCX-4208, a second generation, more potent transition-state analog inhibitor of PNP. The complex of BCX-4208 and PNP has a long half-life (approximately 8 days) with suitable oral bioavailability, which support its use for chronic dosing in autoimmune diseases. The clinical development program for BCX-4208 is being conducted under an Investigational New Drug Application filed with the FDA for treatment of psoriasis.

Assuming successful completion of the Phase I clinical trials, BioCryst plans to initiate a Phase II study with BCX-4208 in psoriasis during the second half of 2005. In addition, BioCryst is advancing two preclinical programs in the area of hepatitis C polymerase and tissue factor/factor VIIa.  For more information about BioCryst, please visit the company’s web site at www.biocryst.com.

Forward-looking statements

These statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements. These statements reflect our current views with respect to future events and are based on assumptions and subject to risks and uncertainties. Given these uncertainties, you should not place undue reliance on these forward-looking statements. Some of the factors that could affect the forward-looking statements contained herein include that we may not be able to enroll the required number of subjects in clinical trials of forodesine hydrochloride or BCX-4208, that the Phase I trial of forodesine hydrochloride for treatment of patients with cutaneous T-cell lymphoma may not be successfully completed, that BioCryst may not commence as expected additional trials with forodesine hydrochloride and Phase II studies with BCX-4208, that forodesine hydrochloride or BCX-4208 may not prove to be safe or effective, that forodesine hydrochloride, BCX-4208, or any of our other product candidates may not receive required regulatory clearances from the FDA, that Phase IIa clinical trials of forodesine hydrochloride may not show the drug is effective over the 6-week period, that we may not be able to obtain a Special Protocol Assessment or otherwise be able to complete successfully the Phase IIb trial that is currently planned, that we may not be able to continue future development of forodesine hydrochloride, BCX-4208 or any of our other current development programs including  tissue factor/factor VIIa and hepatitis C polymerase, that forodesine hydrochloride, BCX-4208 or our other development programs may never result in future product, license or royalty payments being received by BioCryst, that BioCryst may not have sufficient cash to continue funding the development, manufacturing, marketing or distribution of its products and that additional funding, if necessary, may not be available at all or on terms acceptable to BioCryst. Please refer to the documents BioCryst files periodically with the Securities and Exchange Commission, specifically BioCryst’s most recent Annual Report on Form 10-K,  Quarterly Reports on Form 10-Q and periodic reports on Form 8-K, which identify important factors that could cause the actual results to differ materially from those contained in the projections or forward-looking statements.

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